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                                                                    Exhibit 23.2


                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8) of Graham-Field Health Products, Inc. for the registration of 1,094,940 shares of its common stock pertaining to the Vista Resources, Inc. Stock Option Plan, the Vista Resources, Inc. 1992 Stock Option Plan, the Fuqua Enterprises, Inc. 1995 Long-Term Incentive Plan and the Fuqua Enterprises, Inc. 1995 Stock Option Plan for Outside Directors of our report dated March 10, 1997 (except for Note 2, paragraph 5, as to which the date is August 28, 1997), with respect to the consolidated financial statements and schedule of Graham-Field Health Products, Inc. included in its Annual Report (Form 10-K/A-3) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


Melville, New York
December 30, 1997